Exhibit 99.1

BRE FINANCIAL NEWS Investor Contact: Stephanie Andre, 415.445.3745
Media Contact: Thomas E. Mierzwinski, 415.445.6525

HOLD FOR RELEASE: 4:01 p.m. EASTERN

BRE PROPERTIES ANNOUNCES OFFERING OF COMMON STOCK

May 5, 2011 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today announced that it will offer, subject to market and other conditions, 8,000,000 shares of its common stock in an underwritten registered offering. The company also plans to grant the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of common stock to cover over-allotments, if any. Wells Fargo Securities and BofA Merrill Lynch will act as joint book-running managers for the proposed offering.

The company expects to use the net proceeds from the offering to repay borrowings under its unsecured revolving credit facility and to redeem the outstanding shares of its 6.75% Series C Preferred Stock for an aggregate amount of approximately $100 million plus any accrued and unpaid dividends (which the company anticipates completing by June 30, 2011). The company intends to use any remaining net proceeds for general corporate purposes, which may include funding of development activity, acquisitions of rental properties, and the redemption or other repurchase of outstanding equity or debt securities.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The common stock will be offered under the company’s existing effective shelf registration statement filed with the Securities and Exchange Commission. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Any offer, solicitation or sale will be made only by means of the prospectus supplement and the accompanying prospectus.

A copy of the prospectus supplement and accompanying prospectus relating to these securities may be obtained, when available, by contacting Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, N.Y., 10152, at 800.326.5897 or e-mail a request to cmclientsupport@wellsfargo.com; or BofA Merrill Lynch, 4 World Financial Center, New York, N.Y. 10080, Attention: Prospectus Department or e-mail dg.prospectus_requests@baml.com.

BRE Properties, Inc.— 525 Market Street, 4th Floor — San Francisco, CA 94105 — Fax: 415.445.6505

About BRE Properties

BRE Properties, Inc. is a self-administered equity real estate investment trust, or REIT, focused on the development, acquisition and management of multifamily apartment communities primarily located in the major metropolitan markets within the state of California, and Seattle, Washington. It also owns and operates communities in Phoenix, Arizona and Denver, Colorado. At March 31, 2011, its multifamily portfolio had real estate assets with a net book value of approximately $3.1 billion, which included: 76 wholly or majority owned stabilized multifamily communities, aggregating 21,538 units in California, Washington and Arizona; thirteen stabilized multifamily communities owned through joint ventures comprised of 4,080 apartment units; and seven apartment communities in various stages of construction and development. BRE Properties, Inc. is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements regarding the company’s anticipated offering of common stock and the associated use of proceeds, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under acceptable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends on general economic trends, including interest rates, income tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no obligation to update this information. For more details, refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

###

BRE Properties, Inc.— 525 Market Street, 4th Floor — San Francisco, CA 94105 — Fax: 415.445.6505